Exhibit 99.1


                                  CAPITAL BANK
                                   CORPORATION
                               LETTERHEAD OMITTED

News Release                                                            CONTACT:
                                                                        -------
                                                                    Grant Yarber
FOR IMMEDIATE RELEASE                                      Phone: (919) 645-3494
                                                      gyarber@capitalbank-nc.com


              Capital Bank Moving Headquarters to Downtown Raleigh

RALEIGH, N.C. - November 2, 2005 - Capital Bank announced today plans to move its corporate headquarters to downtown Raleigh, N.C. from its current Raleigh location at 4901 Glenwood Ave. Capital Bank plans to execute a lease agreement with Raleigh Development Company to occupy the building at 333 Fayetteville Street, soon to be renamed Capital Bank Plaza. Capital Bank also plans to offer a full-service branch office at this location.

The relocation will reaffirm Capital Bank's position as one of the state's largest community banks and is a strong signal of support to the revitalization efforts of the Triangle.

"We are pleased to move our headquarters to this prominent downtown location as Fayetteville Street becomes North Carolina's `Main Street,'" said Grant Yarber, President and CEO for Capital Bank. "This is a vibrant area to live and work, and we are proud to demonstrate our leadership role in the Triangle with this significant investment in our hometown."

Raleigh Mayor Charles Meeker, Downtown Raleigh Alliance President and CEO Nancy Hormann and The Greater Raleigh Chamber of Commerce President and CEO Harvey Schmitt also voiced their support for the newest downtown tenant at a news conference held earlier today.

As a result of the relocation, the Capital Bank management team and more than 100 associates will be based out of Capital Bank Plaza.

Capital Bank Corporation, headquartered in Raleigh, N.C., with more than $927 million in total assets, offers a broad range of financial services. Capital Bank operates 21 banking offices in Raleigh (4), Sanford (3), Burlington (2), Asheville (3), Cary, Morrisville, Oxford, Wake Forest, Hickory, Greensboro, Graham, Pittsboro and Siler City. The company's website is http://www.capitalbank-nc.com.
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Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability to finalize lease terms for the new corporate headquarters, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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